EXHIBIT 23


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

               As independent public accountants, we hereby consent to the incorporation by reference in this Form 10-K and in The ServiceMaster Company's previously filed Registration Statement File Nos. 333-53142, 333-50886, 333-42680, 333-33580, 333-78239, 333-74781, 033-55761, 033-39148 on Form S-8,
No. 333-91381 on Form S-3, and 333-75069 on Form S-4 of our report dated January 23, 2001 of The ServiceMaster Company's Annual Report to Shareholders for the year ended December 31, 2000. It should be noted that we have not audited any financial statements of ServiceMaster subsequent to December 31, 2000, or performed any audit procedures subsequent to the date of our report.


                                        Arthur Andersen LLP



Chicago, Illinois
March 23, 2001